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FORM 4
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[ ] Check this box if no
    longer subject to
    Section 16. Form 4
    or Form 5 obligations
    may continue. See
    Instruction 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

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
(Print or Type Responses)
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 1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person(s)
  Mead,         Robert          E.             Silverleaf Resorts, Inc. - SVR                   to Issuer (Check all applicable)
--------------------------------------------  ---------------------------------------------      X  Director         10% Owner
  (Last)          (First)          (Middle)   3. IRS Identification     4. Statement for        ----              ---
                                                 Number of Reporting       Month/Year            X  Officer (give    Other (specify
  1221 River Bend Dr., Ste. 120                  Person, if an entity         3/99              ----        title ---       below)
--------------------------------------------     (voluntary)            -------------------                 below)
                 (Street)                                               5. If Amendment,                Chairman & CEO
  Dallas            TX              75247                                  Date of Original             --------------
--------------------------------------------  -----------------------      (Month/Year)      --------------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                        -------------------     (Check Applicable Line)
                                                                                                   Form filed by One Reporting
                                                                                                ---   Person
                                                                                                   Form filed by More than One
                                                                                                ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security       2. Trans-   3. Trans-     4. Securities Acquired (A)  5. Amount of Se-     6. Ownership   7. Nature of
    (Instr. 3)                 action      action        or Disposed of (D)          curities Benefi-     Form:          Indirect
                               Date        Code          (Instr. 3, 4 and 5)         cially Owned at      Direct         Beneficial
                                           (Instr. 8)                                End of Month         (D) or         Ownership
                               (Month/                                               (Instr. 3 and 4)     Indirect       (Instr. 4)
                               Day/     ----------------------------------------                          (I)
                               Year)                            (A) or                                    (Instr. 4)
                                          Code    V     Amount  (D)     Price

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  Common Stock                 3-23-99      P            1,500    A     7.6875                                D
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  Common Stock                 3-23-99      P            1,000    A     7.6250                                D
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  Common Stock                 3-23-99      P            1,600    A     7.5000                                D
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  Common Stock                 3-24-99      P          170,000    A     7.6875         6,924,200              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).


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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Conver-   3. Trans-  4. Trans-    5. Number of       6. Date Exer-   7. Title and Amount  8. Price of
   Security                 sion or      action     action       Derivative         cisable and     of Underlying        Deriv-
   (Instr. 3)               Exercise     Date       Code         Securities Ac-     Expiration      Securities           ative
                            Price of     (Month/    (Instr. 8)   quired (A) or      Date            (Instr. 3 and 4)     Security
                            Deriv-       Day/                    Disposed of (D)    (Month/Day/                          (Instr. 5)
                            ative        Year)                   (Instr. 3, 4,      Year)
                            Security                             and 5)
                                                                                 ------------------------------------
                                                                                 Date     Expira-           Amount or
                                                 ------------------------------- Exer-    tion      Title   Number of
                                                   Code    V       (A)    (D)    cisable  Date              Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:
                                                                                              /s/ ROBERT E. MEAD             4/7/99
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    ------------------------------- ------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  **Signature of Reporting Person  Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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